NEWS RELEASE

Coeur Appoints Two New Directors to Board; Strengthens Key Areas

Chicago, Illinois - February 5, 2018 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today announced the appointment of Eduardo Luna and Jessica L. McDonald to the Company’s Board of Directors effective February 9, 2018. The addition of Mr. Luna and Ms. McDonald will increase the size of Coeur’s Board of Directors to ten members.

Mr. Luna has spent over forty years in the precious metals mining industry and has held prior senior executive and board positions at several companies including Industrial Peñoles, Goldcorp Inc., Luismin SA de CV, Wheaton River Minerals Ltd., Alamos Gold Inc., and Primero Mining Corp. He is currently the President, Chief Executive Officer and Director of Rochester Resources Ltd., a junior natural resources company with assets in Mexico. He is also a member of the Boards of Directors of Wheaton Precious Metals Corp. and DynaResource, Inc. Mr. Luna is the former President of the Mexican Mining Chamber and a former President of the Silver Institute. He was recently inducted into the Mexico Mining Hall of Fame and serves as Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato where he received a degree in Mining Engineering.

Ms. McDonald has extensive leadership experience in both the public and private sectors. She recently served as the President and Chief Executive Officer of BC Hydro and Power Authority, a clean energy utility with over $5.5 billion in annual revenues and more than 5,000 employees. She is currently Chair of Canada Post Corporation and a member of the Board of Directors of Trevali Mining Corporation. Since 1991, Ms. McDonald has held many senior positions in the British Columbia provincial government, including Deputy Minister to the Premier, Cabinet Secretary and Head of the BC Public Service. She has been selected as a Mentor at the Trudeau Foundation and named to Canada’s Top 100 Most Powerful Women Hall of Fame. She also recently became a visiting fellow at the Steyer-Taylor Center for Energy Policy and Finance at Stanford University.

“Eduardo and Jessica are highly accomplished leaders whose depth and diversity of experience will be strong additions to our Board,” said Robert E. Mellor, Coeur’s Chairman of the Board. “Eduardo brings with him over forty years of experience in hard rock mining, including a successful track record of developing and operating mines throughout Mexico. Jessica’s equally impressive background in Canadian government affairs and leadership is also expected to complement the skills of our other directors and provide valuable insights as Coeur commences production at the Silvertip mine in British Columbia.”

About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with six mines in the Americas employing approximately 2,300 people. Coeur’s wholly-owned operations include the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British Columbia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, and the Wharf gold mine in South Dakota. In addition, the Company owns the La Preciosa project in Mexico, a silver-gold exploration stage project. Coeur conducts exploration activities in North America.
For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Courtney Lynn, Vice President, Investor Relations and Treasurer
Phone: (312) 489-5800
www.coeur.com

1